[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

December 29, 2011

Delcath Systems, Inc.
810 Seventh Avenue, 35th Floor
New York, NY 10019

Re:	Delcath Systems, Inc. Common Stock At-the-Market Offering Program

Ladies and Gentlemen:

We have acted as special counsel to Delcath Systems, Inc., a Delaware corporation (the “Company”), in connection with the Company’s sale of up to an aggregate amount of $39,750,000 (the “Securities”) of common stock of the Company, par value $.01 per share (the “Common Stock”), pursuant to the Sales Agreement, dated December 29, 2011, between Cowen and Company, LLC, as agent and/or principal, and the Company (the “Sales Agreement”). The Securities were registered by the Company with the Securities and Exchange Commission (the “Commission”) on the shelf registration statement on Form S-3 (No. 333-165677) filed on March 24, 2010 by the Company with the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and declared effective on April 13, 2010 (the “Registration Statement”), including the base prospectus, dated April 13, 2010, as supplemented by a prospectus supplement, dated December 29, 2011, filed by the Company with the Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”). The Registration Statement relates to, among other things, the issuance and sale by the Company, from time to time pursuant to Rule 415 of the Rules and Regulations, of $100,000,000 of various securities of the Company, including Common Stock.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)	the Registration Statement;

Delcath Systems, Inc.
December 29, 2011

(ii)
the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of Delaware and as certified by the Secretary of the Company (the “Certificate of Incorporation”);

(iii)	the Amended and Restated By-laws of the Company, as currently in effect and as certified by the Secretary of the Company;

(iv)
a copy of certain resolutions of the board of directors of the Company (the “Board of Directors”), adopted on December 15, 2011, relating to the registration and sale of the Securities, as certified by the Secretary of the Company (the “Board Resolutions”); and

(v)
a copy of certain resolutions of the Deal Committee of the Board of Directors (the “Deal Committee”), adopted on December 28, 2011, relating to the registration and sale of the Securities, as certified by the Secretary of the Company (the “Deal Committee Resolutions”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, will have been duly organized and be validly existing in good standing, had or will have the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and, as to parties other than the Company, the validity and binding effect thereof on such parties. In addition, we have assumed that the issuance and sale of the Securities do not, violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company is subject (other than the Sales Agreement), (ii) any law, rule or regulation to which the Company is subject (other than Opined on Law, as defined below), (iii) any judicial or regulatory order or decree of any governmental authority (other than those under Opined on Law) or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority (other than those under Opined on Law). As to any facts relevant to the opinions stated herein that we did not independently

Delcath Systems, Inc.
December 29, 2011

establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. We have also assumed that, upon issuance of any of the Securities subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding will not, after giving effect to the issuance of such Securities, exceed the total number of shares of Common Stock that the Company is authorized to issue under its Certificate of Incorporation in effect at such time. In addition, we have assumed that the price of the Securities will be determined in accordance with the Board Resolutions and Deal Committee Resolutions and that the Securities will be sold in excess of par value.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the General Corporations Law of the State of Delaware (the “DGCL”) and (ii) the laws of the State of New York, and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any non-Opined on Law on the opinions stated herein. The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that, when the Securities are registered in the Company’s share registry and delivered upon payment of the agreed-upon consideration therefor, the Securities, when issued and sold in accordance with the Sales Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP